EXHIBIT 99.1

Contact: Steve Rush, Marketing Manager 502-410-1397 steve.rush@lightyear.net

Lightyear Network Solutions Reports
Improved Revenue, EBITDA for Q2 2011

- EBITDA Positive in the Second Quarter -
- Gross Profits up 74% –

LOUISVILLE, Ky. -- August 15, 2011 - Lightyear Network Solutions, Inc. (OTCBB: LYNS),  a provider of data, voice and wireless telecommunication services to business and residential customers throughout North America, today announced its financial results for the quarter ended June 30, 2011.  Results for the second quarter of 2011 include Lightyear’s acquisition of SouthEast Telephone, which was completed on October 1, 2010.

Financial highlights for the Second Quarter include:
•	Revenue of $17.8 million for the second quarter 2011 increased 58.3% from $11.3 million in the year-ago quarter;
•	Gross profit of $6.2 million increased 74.4% over the second quarter 2010;
•	Gross profit margins increased 3.2% for the quarter to 35.0% from 31.8% in the year-ago quarter;
•	Loss from operations was reduced to $250 thousand from $1.052 million in the year-ago quarter;
•	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) improved to a gain of $178 thousand compared with an EBITDA loss of $1.254 million in the year-ago second quarter;
●	Net loss of $222 thousand compared with a net loss of $1.315 million in the year-ago second quarter;
•
Loss attributable to common stockholders, including $379 thousand of cumulative preferred stock dividends, was $601 thousand, compared  with a net loss of $1.644 million, including a $329 thousand cumulative preferred stock dividend in the year-ago second quarter;

•	Net loss per common share, including the cumulative preferred stock dividends, was $0.03 for the quarter, compared with a net loss of $0.09 per share for the year-ago second quarter.

“Our financial results for the second quarter 2011 showed several positive trends,” said Stephen M. Lochmueller, Chief Executive Officer of Lightyear. “We were EBITDA positive in the second quarter compared with a loss in the same period in 2010, and our gross profit increased nearly 75 percent to $6.2 million compared with the year-ago quarter.”

“Also in the second quarter, we completed the integration of the approximately 30,000 customers from our subsidiary, SouthEast Telephone, into Lightyear’s Portal System, our in-house client service and account management system. We expect to continue to see positive results in our operating efficiencies as we move forward.”

“We are pleased with our company’s progress and believe we’ll see continued improvement in our financial results in 2011.”

About Lightyear Network Solutions, Inc.
Through its wholly owned subsidiaries, Lightyear Network Solutions provides telecommunication services to large, medium and small businesses and to residential consumers throughout North America. Lightyear’s product offerings include local PRI and digital T1, enhanced Internet services, MPLS, Ethernet, Voice over Internet Protocol (VoIP), local and long distance service, and conferencing. Lightyear also offers wireless services to customers in the U.S. through wholesale contracts with multiple wireless providers. Lightyear built its own VoIP network in 2004 to enhance its product offerings and has partnered with some of the most prominent names in telecom including: Sprint, Verizon, AT&T, Level 3, PAETEC, CenturyLink, XO Communications, Intelliverse, BroadSoft, Cisco and ADTRAN. Lightyear Network Solutions is headquartered in Louisville, Ky. Additional information can be found at: www.lightyear.net.

Forward-Looking Statements
This press release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934.  These forward-looking statements are subject to various risks and uncertainties that could cause Lightyear’s actual results to differ materially from those currently anticipated.  These forward-looking statements may include, without limitation, statements about our marketing and acquisition opportunities, business strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward-looking statements are reasonable, the risks and uncertainties which could cause our actual results to differ materially from those currently anticipated includes changes in market conditions, our ability to integrate acquired operations, the ability to obtain additional financing on satisfactory terms, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and risk factors described in our filings with the Securities and Exchange Commission.  Lightyear undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Lightyear Network Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets

Current Assets:
Cash	$284,261	$1,009,209
Accounts receivable, net	6,877,424	6,150,424
Vendor deposits	1,897,346	1,686,911
Inventories, net	286,739	333,555
Deferred tax asset - current portion, net	-	56,939
Prepaid expenses and other current assets	2,129,872	2,287,875
Total Current Assets	11,475,642	11,524,913
Property and equipment, net	7,519,448	7,202,904
Intangible assets, net	2,489,614	2,763,666
Other assets	-	311,482
Total Assets	$21,484,704	$21,802,965

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable	$7,113,068	$7,160,116
Interest payable - related parties	65,282	113,818
Accrued agent commissions	517,753	569,833
Accrued agent commissions - related parties	11,632	25,036
Deferred revenue	2,064,565	2,017,188
Other liabilities	2,122,928	1,886,224
Other liabilities - related parties	78,600	97,383
Short term borrowings	-	320,428
Current portion of notes payable	1,074,645	529,899
Current portion of capital lease obligations	315,602	348,178
Total Current Liabilities	13,364,075	13,068,103
Notes payable, non-current portion	3,535,872	2,227,987
Capital lease obligation, non-current portion	854,883	985,871
Obligations payable - related party, non-current portion	6,250,000	7,250,000
Deferred tax liability, non-current portion, net	326,683	507,422
Total Liabilities	24,331,513	24,039,383
Commitments and contingencies	-	-

Stockholders' Deficiency:
Convertible preferred stock, $.001 par value; 9,500,000 shares authorized; 9,500,000 shares issued and outstanding at
June 30, 2011 and December 31, 2010; aggregate liquidation
preference of $20,848,986 at June 30, 2011	9,500	9,500
Common stock, $.001 par value; 70,000,000 shares authorized;
22,089,888 and 20,306,292 shares issued and outstanding at
June 30, 2011 and December 31, 2010, respectively	22,090	20,306
Notes and receivables from affiliate	(13,857,223)	(13,478,920)
Additional paid-in capital	9,221,469	8,898,069
Retained earnings	1,757,355	2,314,627
Total Stockholders' Deficiency	(2,846,809)	(2,236,418)
Total Liabilities and Stockholders' Deficiency	$21,484,704	$21,802,965

Lightyear Network Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(unaudited)

	For The Three Months		For The Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Revenues	$17,846,656	$11,272,870	$36,477,047	$22,540,565
Cost of revenues	11,603,934	7,693,386	23,646,048	15,315,828
Gross Profit	6,242,722	3,579,484	12,830,999	7,224,737
Operating Expenses
Commission expense	1,482,261	1,194,188	3,036,403	2,368,364
Commission expense - related parties	(54,621)	59,135	(16,568)	137,352
Depreciation and amortization	425,712	56,978	845,788	117,374
Bad debt expense	193,771	321,418	503,508	716,941
Transaction expenses	-	72,836	-	428,923
Selling, general and administrative expenses	4,445,129	2,926,457	9,292,828	5,437,303
Total Operating Expenses	6,492,252	4,631,012	13,661,959	9,206,257
Loss From Operations	(249,530)	(1,051,528)	(830,960)	(1,981,520)
Other Income (Expense)
Interest income	8,040	8,056	16,032	21,424
Interest income - related parties	190,570	104,412	378,303	104,412
Interest expense	(75,102)	(17,686)	(157,698)	(18,755)
Interest expense - related parties	(97,389)	(98,113)	(197,817)	(301,005)
Amortization of deferred financing costs	-	-	-	(68,423)
Amortization of deferred financing costs
- related parties	-	-	-	(69,345)
Amortization of debt discount - related parties	-	-	-	(100,860)
Change in fair value of derivative liabilities
- related parties	-	-	-	83,097
Other income	1,845	-	111,068	-
Other expense - related parties	-	(259,891)	-	(259,891)
Total Other Income (Expense)	27,964	(263,222)	149,888	(609,346)
Loss before income taxes	(221,566)	(1,314,750)	(681,072)	(2,590,866)
Income tax benefit	-	-	123,800	-
Net Loss	(221,566)	(1,314,750)	(557,272)	(2,590,866)
Cumulative Preferred Stock Dividends	(378,959)	(328,986)	(753,755)	(328,986)
Loss Attributable to Common Stockholders	$(600,525)	$(1,643,736)	$(1,311,027)	$(2,919,852)
Net Loss Per Common Share - Basic and Diluted	$(0.03)	$(0.09)	$(0.06)	$(0.18)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	22,076,127	18,755,627	21,335,947	16,673,459

Non-U.S. GAAP Financial Measures

The Company has utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing its financial results for the three months ended June 30, 2011 and the three months ended June 30, 2010.  Management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of the Company’s business and facilitate meaningful comparison of the results in the current period to those in prior and future periods.  Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP measures is that GAAP accounting does in fact reflect the underlying financial results of the Company’s business.  Therefore, management believes that the GAAP measures as well as the corresponding non-GAAP measures of the Company’s financial performance should be considered together.

A reconciliation of the Company’s GAAP  net loss for the second quarter of 2011 and the second quarter of 2010 to its non-GAAP EBITDA for the same periods is set forth below:

	For The Three Months
	Ended June 30,
	2011	2010

Net Loss	$(221,566)	$(1,314,750)

Depreciation and Amortization	425,712	56,978
Interest	(26,119)	3,331

EBITDA	$178,027	$(1,254,441)